Exhibit 99.1

Cvent Enters into Definitive Agreement

to be Acquired by Vista Equity Partners for $1.65 Billion

Vista Equity Partners to acquire all outstanding Cvent common stock for $36 per share

Tysons Corner, Va. – April 18, 2016 – Cvent Inc. (NYSE: CVT) a leading cloud-based enterprise event management company, today announced that it has entered into a definitive agreement to be acquired by affiliates of Vista Equity Partners (“Vista”), a leading private equity firm focused on investments in software, data and technology-enabled businesses.

The terms of this all-cash deal provide substantial value to Cvent stockholders. Vista will acquire 100 percent of the outstanding shares of Cvent common stock for a total value of approximately $1.65 billion. Cvent stockholders will receive $36.00 in cash per share, representing a premium of approximately 69 percent over Cvent’s closing price on April 15, 2016 and a 70 percent premium to Cvent’s average closing price over the past 30 trading days.

“We are pleased to announce this transaction that provides a significant premium for Cvent stockholders,” said Reggie Aggarwal, founder and CEO of Cvent. “This milestone is the next chapter in our 17-year history. With Vista’s financial strength to invest in Cvent now and in the future, we will be better positioned to deliver innovative solutions that transform the meetings and events industry, and to offer employees new opportunities for career growth.”

“Reggie and the Cvent team have built a leading portfolio of products and are positioned for expansion in a large and underpenetrated market,” said Brian Sheth, co-founder and President of Vista. “We are excited to work with the Cvent team to lead the business into this next phase. Over the last several years, Vista has developed a leading portfolio of meeting technology providers. This acquisition is our most significant investment in this space, and further solidifies our commitment to the broader industry.”

Cvent will become a privately held company. Cvent’s Board of Directors unanimously approved the deal and recommended that stockholders vote their shares in favor of the transaction. Cvent’s headquarters will remain in Tysons Corner, VA. Closing of the deal is subject to customary closing conditions, including the approval of Cvent stockholders and required regulatory approvals. The transaction is expected to close in the third calendar quarter of 2016.

Morgan Stanley is serving as financial advisor to Cvent, and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal advisor to Cvent. Vista’s legal advisor is Kirkland & Ellis LLP.

About Cvent

Cvent, Inc. (NYSE: CVT) is a leading cloud-based enterprise event management company, with approximately 16,000 customers and 2,000 employees worldwide. Cvent offers software solutions to event planners for online event registration, venue selection, event management, mobile apps for events, email marketing, and web surveys. Cvent provides hoteliers with an integrated platform, enabling properties to increase group business demand through targeted advertising and improve conversion through proprietary demand management and business intelligence solutions. Cvent solutions optimize the entire event management value chain and have enabled clients around the world to manage hundreds of thousands of meetings and events. For more information, please visit Cvent.com, or connect with us on Facebook, Twitter or LinkedIn.

About Vista

Vista, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with more than $20 billion in cumulative capital commitments, currently invests in software, data and technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

Additional Information and Where to Find It

In connection with the transaction, Cvent intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Cvent will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF CVENT ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT CVENT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CVENT AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Cvent with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Cvent’s website (http://investors.cvent.com) or by writing to Cvent’s Investor Relations at 1765 Greensboro Station Place, 7th Floor, Tysons Corner, Virginia 22102.

Participants in the Solicitation

Cvent and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Cvent’s stockholders with respect to the transaction. Information about Cvent’s directors and executive officers and their ownership of Cvent’s common stock is set forth in Cvent’s proxy statement on Schedule 14A filed with the SEC on April 10, 2015, and Cvent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed on March 1, 2016. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Legal Notice Regarding Forward-Looking Statements

This press release, and the documents to which Cvent refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Cvent’s expectations or beliefs concerning future events, including the timing of the transaction and other information relating to the transaction. Forward-looking statements include information concerning possible or assumed future results of operations of Cvent, the expected completion and timing of the transaction and other information relating to the transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss Cvent’s future expectations or state other forward-looking information and may involve known and unknown risks over which Cvent has no control. Those risks include, (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Cvent’s business and the price of the common stock of Cvent, (ii) the failure to satisfy of the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Cvent and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on Cvent’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from Cvent’s ongoing business operations and (vii) the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the transaction. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Cvent does not undertake to update these forward-looking statements to reflect future events or circumstances.